Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger (this “Amendment”), is made and entered into as of September 19, 2013, by and among DFC Holdings, LLC, a Delaware limited liability company (“Parent”), DFC Merger Corp., a Delaware corporation (“Purchaser”), David H. Murdock, an individual (“Murdock”), and Dole Food Company, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Purchaser, Murdock and the Company have entered into that certain Agreement and Plan of Merger, dated August 11, 2013, as amended on August 19, 2013 (the “Merger Agreement”);

WHEREAS, in accordance with Section 8.3 of the Merger Agreement, the parties wish to amend the Merger Agreement as set forth below; and

WHEREAS, the Special Committee of the Board of Directors of the Company has approved the Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment of Recital E. Recital E of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“E. The Merger also requires the approval (the “Disinterested Stockholder Approval”) of the holders of a majority of the issued and outstanding shares of Common Stock beneficially owned by the stockholders of the Company other than (i) Murdock, Parent, Purchaser and their respective affiliates; and (ii) the directors and executive officers (as such term is defined in Rule 3b-7 of the Exchange Act) of the Company (the stockholders of the Company other than those falling within clause (i) above, the “Disinterested Stockholders”).”

2. No Other Amendments or Supplements to the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended and supplemented hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement shall remain unchanged and continue in full force and effect.

3. Other Miscellaneous Terms. The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

/s/ David H. Murdock
DAVID H. MURDOCK

DFC MERGER CORP.

By:	/s/ David H. Murdock
Its:	President

DFC HOLDINGS, LLC

By:	/s/ David H. Murdock
Its:	President

DOLE FOOD COMPANY, INC.

By:	/s/ C. Michael Carter
Its:	President & COO